Execution Copy
SUPPORT AGREEMENT
     This Support Agreement (this “Agreement”) is dated as of February 28, 2007, by and among CRX Acquisition Ltd., a Bermuda exempted company (“Purchaser”), and the undersigned shareholders (individually, a “Holder” and collectively, the “Holders”) of The Cronos Group, a société anonyme holding organized and existing under the laws of the Grand Duchy of Luxembourg (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Purchaser and the Company are parties, along with other entities, to that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), which provides, among other things, that Purchaser shall purchase all of the assets of the Company and thereafter the Company shall liquidate;
     WHEREAS, as of the date hereof, each of the Holders is the record or beneficial owner of, and has the right, acting alone, to vote and dispose of the number of common shares, par value $2.00 per share, in the Company (the “Company Shares”) set forth opposite his, her or its name on Schedule I hereto; and
     WHEREAS, as an inducement and a condition to the Purchaser entering into the Purchase Agreement and incurring the obligations set forth therein, Purchaser has required that the Holders enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain Definitions. Capitalized terms used herein but not defined shall have the respective meanings ascribed to them in the Purchase Agreement. In addition, for purposes of this Agreement:
     “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person includes securities Beneficially Owned by all affiliates of such Person and all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.
     “Company Shares” shall have the meaning set forth in the recitals to this Agreement.
     “Owned Shares” shall mean, with respect to each Holder, the Company Shares Beneficially Owned by such Holder on the date hereof, together with any Company Shares Beneficially Owned by such Holder after the date hereof, and any other securities of the Company entitled, or which may be entitled, to vote generally in the election of directors and any securities convertible into or exercisable or exchangeable for such securities (whether or not subject to contingencies with respect to any matter or proposal submitted for the vote or consent of Shareholders), now or hereafter Beneficially Owned by each such Holder.
     “Transfer” shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.
     2. Voting of Owned Shares; Proxy.
         (a) Each Holder hereby agrees that, during any time prior to the complete Liquidation of the Company while this Agreement is in effect, at any meeting (whether an extraordinary general meeting or otherwise, and whether or not an adjourned or postponed meeting) of the Shareholders, however called, or in connection with any written consent of the Shareholders, Holder shall vote (or cause to be voted), in his, her or its capacity as a Shareholder, all Owned Shares: (i) in favor of the adoption of the transactions contemplated by the Purchase Agreement, including, but not limited to any items to be considered and voted upon at any of the Shareholders’ Meetings; (ii) against any action or agreement that would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement or of the Holders under this Agreement or (B) impede, interfere with, delay, postpone, or adversely affect the Assets Sale, the Liquidation or the transactions contemplated by the Purchase Agreement or this Agreement; and (iii) against the following actions (other than the Assets Sale, the Liquidation and the transactions contemplated by the Purchase Agreement and this Agreement): (I) any extraordinary corporate transaction, such as a recapitalization, merger, consolidation or other business combination involving the Company and/or any of its Subsidiaries, (II) any sale, lease or transfer of a material amount of the assets or business of the Company and/or any of its Subsidiaries; and (III) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Assets Sale, the Liquidation or any of the transactions contemplated by the Purchase Agreement or this Agreement or the contemplated economic benefits of any of the foregoing; provided, that nothing in the foregoing provisions of this Section 2 shall be deemed to limit any Holder’s right, upon instruction from the Purchaser, to vote for any adjournment or postponement of any meeting of the Shareholders. The Holders, in their capacity as Shareholders, shall not enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in or referenced by this
Section 2(a).
          (b) Each Holder agrees to grant, at the request of the Purchaser or, as the case may be, the Company, upon the execution and delivery of the Purchase Agreement, a proxy to vote the Owned Shares as indicated in subsection 2(a) above. Each Holder intends such proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him, her or it with respect to the Owned Shares; provided, however, that such proxy shall terminate and be deemed revoked upon the termination of this Agreement pursuant to Section 3 hereof.
          (c) Each Holder’s obligations hereunder are undertaken strictly in Holder’s capacity as a Shareholder, and no such obligation shall affect Holder or any of Holder’s affiliates in their capacity as a director or officer of the Company or as a fiduciary to any other person (other than any of the Shareholders), or shall be construed to require Holder to take, or in any way limit any action that Holder may take, to discharge Holder’s duties in such other capacity.
          (d) Each Holder shall vote on all issues other than those specified in this Section 2 that may come before a meeting of the Shareholders in his, her or its sole discretion, provided that such vote does not contravene the provisions of this Section 2. In the case of a Holder who is a member of the Company’s Board of Directors, nothing in this Agreement shall be deemed to govern or relate to any actions, omissions to act, or votes taken or not taken by such Holder in his or her capacity as a director of the Company and no action taken by such Holder in his or her capacity as a director of the Company shall be deemed to violate any of such Holder’s duties under this Agreement.
          (e) The Holders each further agree, until the consummation of the transactions contemplated under the Purchase Agreement or the termination of the Purchase Agreement, to refrain from soliciting or, subject to the terms of the Purchase Agreement, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the Company Shares or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole.
     3. Termination. This Agreement shall terminate upon the earlier to occur of (i) the approval of all matters to be presented at the Third Shareholders’ Meeting and (ii) the termination of the Purchase Agreement in accordance with its terms; provided, however, that the provisions of Section 8(c) hereof shall survive any such termination.
     4. Restrictions on Transfer; Other Proxies. The Holders shall not, directly or indirectly; (i) Transfer to any Person any or all Owned Shares; (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares; or (iii) take any action in their capacity as Shareholders that would make any representation or warranty of the Holders contained herein untrue or incorrect or would result in a breach by the Holders of their obligations under this Agreement or a breach by the Company of its obligations under the Purchase Agreement. Nothing in this Section 4 shall be deemed to limit rights of any persons other than the Holders. Each Holder further agrees to cause the Company not to register the Transfer of any certificate representing any of the Owned Shares unless such Transfer is made in accordance with the terms of this Agreement.
     5. Representations and Warranties of the Holders. Each Holder hereby represents and warrants to Purchaser as follows, solely with respect to himself, herself or itself:
          (a) Holder has all necessary power and authority to execute and deliver this Agreement and to perform his, her or its respective obligations hereunder. If Holder is an individual, Holder has the legal capacity to execute and deliver this Agreement. If Holder is an entity, the execution and delivery by such Holder of this Agreement and the performance by the Holder of its obligations hereunder have been duly and validly authorized by the governing body of Holder and no other corporate or other proceedings on the part of Holder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
          (b) This Agreement has been duly and validly executed and delivered by Holder and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding obligation of Holder, enforceable against the Holder in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)).
          (c) Holder is the record and Beneficial Owner of all of the Owned Shares indicated opposite such Holder’s name on Schedule I hereto, which constitute all of the Owned Shares Beneficially Owned by such Holder as of the date hereof, and which are free and clear of all liens, pledges, charges, claims, security interests and other encumbrances. Other than as provided in this Agreement and under applicable securities laws, there are no restrictions on the voting rights or right of disposition, or any co-sale rights or rights of first refusal or similar rights, pertaining to such Owned Shares.
          (d) Neither the execution and delivery of this Agreement nor the consummation by the Holder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Holder is a party or by which Holder is bound.
     6. Representations and Warranties of Purchaser. Purchaser hereby represents, warrants and covenants to the Holders as follows:
          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Bermuda. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
          (b) This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by the Holders, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)).

          (c) Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser is bound.
          7. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and delivery such additional documents and take all such further lawful action as may be commercially reasonable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
          8. Miscellaneous.
          (a) This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement and the agreements referenced herein, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated hereby, other than those referred to in clause (i) above. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa.
          (b) The Holders agree that this Agreement and the respective rights and obligations of the Holders hereunder shall attach to any Company Shares, any securities convertible into such shares, and any other securities of the Company entitled, or which may be entitled, to vote generally in the election of directors and any securities convertible into or exercisable or exchangeable for such securities (whether or not subject to contingencies with respect to any matter or proposal submitted for the vote or consent of the Shareholders), that may become Beneficially Owned by such Holders.
          (c) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
          (d) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of each other party to this Agreement; provided, that Purchaser may assign its rights and obligations hereunder to any subsidiary or affiliate of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          (e) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.
          (f) All notices, requests, demands and other communications required or permitted to be given by any provision of this Agreement shall be in writing or transmitted electronically and shall be deemed to have been duly given upon receipt if received before 5:00 p.m. of a business day or, on the business day following receipt if received after 5:00 p.m. of a business day, addressed as follows:
If to a Holder, addressed to the address set forth on Schedule I attached hereto.
If to Purchaser, addressed to:
CRX Acquisition Ltd.
c/o Fortis Capital Corporation
153 East 53rd St.
27th Floor
New York, New York 10022
Attention: Executive Vice President and General Counsel
Facsimile: (212) 340-6179
With a copy to (which shall not constitute notice):
Mayer, Brown, Rowe & Maw LLP
700 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention: David L. Ronn
Facsimile: (713) 238-4661
          (g) If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
          (h) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in New York or an applicable court in the Grand Duchy of Luxembourg.
          (i) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
          (j) This Agreement shall be governed and construed in accordance with the laws of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including maters of validity, construction, effect, performance and remedies; provided, however, that the internal laws of the Grand Duchy of Luxembourg shall apply with respect to matters governed thereby.
          (k) The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          (l) This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.
     Unless otherwise noted, all section references in this Agreement are references to the specified section of this Agreement.
[signature pages follow]

     IN WITNESS WHEREOF, Purchaser and each of the Holders have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER: CRX ACQUISITION LTD.
By:	/s/ Milton Anderson
	Name:	Milton Anderson
	Title:	President

HOLDERS:
/s/ S. Nicholas Walker
S. NICHOLAS WALKER

THE LION FUND LIMITED
By:	York Asset Management Limited,
Investment Manager

By:	/s/ S. Nicholas Walker
S. Nicholas Walker,
Managing Director

YORK LION FUND, L.P.
By:	York GP, Ltd.,
General Partner

By:	/s/ S. Nicholas Walker
S. Nicholas Walker,
Managing Director

YORKPROP LIMITED
By:	York Asset Management Limited,
Investment Manager

By:	/s/ S. Nicholas Walker
S. Nicholas Walker,
Managing Director

/s/ Dennis J. Tietz
DENNIS J. TIETZ

/s/ Peter J. Younger
PETER J. YOUNGER

SCHEDULE I

Holder	Address for Notice	Number of Company Shares

S. Nicholas Walker	Chelsea Place Apartment	31,598
	Lyford Cay
	PO Box N1717
	Nassau NP
	Bahamas

The Lion Fund Limited	c/o S. Nicholas Walker	1,087,070
	Deltec House
	Lyford Cay
	PO Box N1717
	Nassau NP
	Bahamas

York Lion Fund, L.P.	c/o S. Nicholas Walker	249,152
	Deltec House
	Lyford Cay
	PO Box N1717
	Nassau NP
	Bahamas

YorkProp Limited	c/o S. Nicholas Walker	38,000
	Deltec House
	Lyford Cay
	PO Box N1717
	Nassau NP
	Bahamas

Dennis J. Tietz	c/o Cronos Capital Corp.	32,145
	One Front Street, Suite 925
	San Francisco, California 94111

Peter J. Younger	c/o Cronos Capital Corp.	4,950
	One Front Street
	Suite 925
	San Francisco, California 94111

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